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                                 EXHIBIT 10.27

                           LOAN AND SECURITY AGREEMENT

         This Loan and Security Agreement (this "AGREEMENT") is executed by and between BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association ("LENDER"), and WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation ("BORROWER"), as of January 7, 2000. Lender and Borrower hereby agree as follows:

                             ARTICLE I - DEFINITIONS

         Section 1.1 Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

         "Account Debtor" means a Person who is obligated on an account.

         "ACH Liability Reserve" means any and all reserves established by the Lender from time to time in its sole discretion in respect of debts, liabilities, and obligations now or hereafter arising from or related to the automatic clearing house transfer of funds for the account of Borrower.

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

         "Banker's Acceptance" means any "acceptance" by the Lender of a draft drawn by Borrower. As used in this definition, the term "acceptance" means the Lender's signed agreement to pay the draft as presented.

         "Benefit Plan" means an employee benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding 6 years was, an "employer" as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

         "Blocked Account" means an account maintained with a Collecting Bank pursuant to an Blocked Account Agreement.

         "Blocked Account Agreement" means an agreement among Borrower or EDI and Lender and a Collecting Bank (if other than Lender) concerning the collection of payments which represent the proceeds of accounts or of any other Collateral.

         "Borrowing Base" means, as of any date, an amount equal to the sum of:
(a) eighty-five

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percent (85%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of Eligible Accounts on such date, PLUS
(b) the lesser of (i) fifty percent (50%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the value of Eligible Inventory consisting of finished goods (based upon the lower of cost (computed on a first-in-first-out basis), fair market value or orderly liquidation as determined by Lender in its sole discretion), PLUS twenty-five percent (25%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the value of Eligible Inventory consisting of raw materials (based upon the lower of cost (computed on a first-in-first-out basis), fair market value or orderly liquidation as determined by Lender in its sole discretion), (ii) $5,000,000, or (iii) the amount outstanding against Eligible Accounts, MINUS (c) the Reserve.

         "Borrowing Base Certificate" means a certificate in the form of EXHIBIT A attached hereto.

         "Capital Expenditures" means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the fiscal year made or incurred.

         "Capitalized Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

         "Capitalized Lease Obligation" means Indebtedness represented by obligations under a Capitalized Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" means and includes all of each of Borrower's and EDI's now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of each of Borrower's and EDI's right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising: (a) all accounts, (b) all inventory, (c) all equipment, (d) all contract rights, (e) all general intangibles, (f) all Intellectual Property,
(g) all deposit accounts, (h) all investment property, (i) all instruments, (j) all chattel paper, (k) all goods, (1) all documents, (m) all insurance and certificates of insurance pertaining to any and all items of Collateral, (n) all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (o) all cash deposited with Lender or any Affiliate thereof, and (p) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to

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policies of insurance) in whatever form.

         "Collection Account" means a special account maintained with Lender in the name of Borrower or EDI, as appropriate, styled "Collection Account" over which Lender alone has the power of withdrawal.

         "Collecting Bank" means (i) Lender, and (ii) any banking institution (other than Lender) with which a Blocked Account has been established pursuant to an Blocked Account Agreement.

         "Committed Sum" means $12,000,000.

         "Contract Rate" shall mean the sum of the PRIME RATE in effect from time to time. Any change in the Contract Rate resulting from a change in the Prime Rate shall become effective on the day such change in the Prime Rate is announced by Lender.

         "Debt Service Coverage Ratio" means, for any period, the ratio of (i) consolidated Net Income of Borrower before income taxes for such period, plus interest expense and depreciation and amortization expenses for such period, less Non-Financed Capital Expenditures for such period and less dividends paid on preferred stock during such period, to (ii) principal and interest actually paid on Funded Indebtedness during such period.

         "Default" means any of the events specified in SECTION 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

         "Default Rate" means the Contract Rate plus two percent (2%).

         "Dollar" and "$" means freely transferable United States dollars.

         "EDI" means Electronic Designs, Inc., a Delaware corporation.

         "Eligible Accounts" shall mean all accounts of each of Borrower and EDI which are deemed by Lender in the exercise of its sole and absolute discretion to be eligible for inclusion in the calculation of the Borrowing Base net of any and all interest, finance charges, sales tax, fees, returns, discounts, claims, credits, charges, contra accounts, exchange contracts or other allowances, offsets and rights of offset, deductions, counterclaims, disputes, rejections, shortages or other defenses and all credits owed or allowed by Borrower or EDI, as appropriate, upon any of their respective accounts and further reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement. Eligible Accounts shall not include the following:

         (a) accounts which remain unpaid more than ninety (90) days past their invoice dates;

         (b) accounts which are not due and payable within thirty (30) days after their invoice

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dates;

         (c) accounts owing by a single Account Debtor if twenty percent (20%) or more of the aggregate balance owing by said Account Debtor is ineligible pursuant to clauses (a) or (b) above;

         (d) accounts with respect to which the Account Debtor is an Affiliate of Borrower or EDI;

         (e) accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

         (f) Canadian accounts in excess of an aggregate cap of $1,500,000, and other accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the continental United States of America, or with respect to which the Account Debtor is not subject to service of process in the continental United States of America, unless such accounts are backed in full by irrevocable letters of credit or insurance in form and substance satisfactory to Lender issued or confirmed by a domestic commercial bank acceptable to Lender; provided, however, that such non-Canadian accounts shall not exceed $2,500,000 in the aggregate;

         (g) accounts in excess of $100,000 in the aggregate with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such accounts are duly assigned to Lender in compliance with al applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);

         (h) accounts with respect to which Borrower or EDI is or may be liable to the Account Debtor for goods sold or services rendered by such Account Debtor, but only to the extent of such liability to such Account Debtor;

         (i) accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or with respect to which the services performed giving rise thereof have not been completed and accepted as satisfactory by the Account Debtor thereon;

         (j) accounts which are not invoiced within FIVE (5) DAYS after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto;

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         (k) accounts which are not subject to a first priority perfected security interest in favor of Lender;

         (1) that portion of an account balance owed by a single Account Debtor which exceeds fifteen percent (15%) of total accounts otherwise deemed eligible hereunder;

         (m) accounts with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower or EDI, as appropriate, to seek judicial enforcement in such state of payment of such account, unless Borrower or EDI has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year; and

         (n) accounts that Lender, in its sole discretion, has determined to be ineligible.

         "Eligible Equipment" shall mean, as of any date of determination, all equipment owned by and in the possession of Borrower or EDI that Lender, in its sole and absolute discretion, deems to be eligible for borrowing purposes.

         "Eligible Inventory" means, as at any date of determination, all inventory owned by and in the possession of Borrower or EDI and located in the United States of America that Lender, in its sole and absolute discretion, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following is not Eligible
Inventory:

         (a) work-in-process;

         (b) finished goods which do not meet the specifications of the purchase order for such goods;

         (c) inventory which Lender determines, in its sole and absolute discretion, to be unacceptable for borrowing purposes;

         (d) inventory with respect to which Lender does not have a valid, first priority and fully perfected security interest;

         (e) inventory with respect to which there exists any Lien in favor of any Person other than Lender;

         (f) packaging and shipping materials, products and labels;

         (g) inventory that is obsolete or returned or repossessed or used goods taken in trade;

         (h) inventory produced in violation of the Fair Labor Standards Act, in particular

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provisions contained in Title 29 U.S.C. 215 (a)(i); and

         (i) inventory located at a location for which Lender does not have a valid landlord's or warehouseman's waiver or subordination on terms and conditions acceptable to Lender in its sole discretion and inventory located at any location other than those listed on SCHEDULE 5.1(q).

         "Environmental Laws" means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute.

         "Event of Default" means any of the events specified in SECTION 10.1.

         "Funded Indebtedness" means, as of any date, the sum of the following (without duplication): (i) all Indebtedness for Money Borrowed of Borrower and its subsidiaries as of such date, (ii) all indebtedness which would be classified as "funded indebtedness" or "long-term indebtedness" (or other similar classification) on a consolidated balance sheet of Borrower prepared as of such date in accordance with GAAP, (iii) all indebtedness of Borrower and its subsidiaries outstanding under any revolving credit or similar agreements providing for borrowing (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such indebtedness is created within one year of the expiration of such agreement, and (iv) the amount of all Capitalized Lease Obligations.

         "GAAP" means generally accepted accounting principles and practices consistently applied.

         "Indebtedness" means, without duplication, (a) all Liabilities, (b) all obligations for money borrowed or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (c) all obligations represented by bonds, debentures, notes and accepted drafts that represent extensions of credit, (d) Capitalized Lease Obligations, (e) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (f) all obligations of other Persons which such Person has

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guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts sold or otherwise disposed of by such Person, and (g) in the case of Borrower, the Loans (without duplication).

         "Intellectual Property" means, as to any Person, all of such Person's then owned and existing and future acquired or arising patents and patent rights related to other items of Collateral, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing.

         "Investment" means any investment, whether by means of share purchase, loan, advance, purchase of debt instrument, extension of credit (other than (i) accounts receivable arising from the sale of goods or services in the ordinary course of business, and (ii) notes, accepted in the ordinary course of business, evidencing overdue accounts receivable arising in the ordinary course of business), capital contribution or otherwise, in or to any Person, the guaranty of any Indebtedness of any Person or the subordination of any claim against any Person to other indebtedness of such Person.

         "Lender's Office" means the office of Lender located at 1717 MAIN STREET, 3RD FLOOR, DALLAS, TEXAS 75201 or such other office as Lender may designate from time to time.

         "Letter of Credit" means any letter of credit issued by Bank One International Corp., Lender or any Affiliate of Lender for the account of Borrower.

         "Letter of Credit Reserve" means, at any time, 100% of the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which Lender has not been reimbursed.

         "Liabilities" means all liabilities of a Person determined in accordance with GAAP.

         "Lien", with respect to any Person, means any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

         "Loans" means the Revolving Loan and the Term Loan, collectively, and "Loan" means any of such Loans.

         "Loan Documents" means, collectively, this Agreement, the Notes, the Letters of Credit, each writing now or hereafter executed and delivered by any Person to evidence or secure the Obligations and each other instrument, agreement and document now or hereafter executed and delivered in connection with this Agreement.

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         "Lockbox" means the U.S. Post Office Box(es) specified in, or established pursuant to, (i) a Blocked Account Agreement, or (ii) a Lockbox agreement, in form and substance acceptable to Lender, executed by Borrower or EDI and Lender or an Affiliate of Lender.

         "Maximum Rate" shall have the meaning assigned to such term in the Revolving Note.

         "Material Adverse Effect" means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon
(a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower or any of its subsidiaries, (b) upon the ability of Borrower or any of its subsidiaries to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

         "Money Borrowed" means Indebtedness (i) for money borrowed, (ii) represented by notes payable, drafts accepted, bonds, debentures or similar instruments that represent extensions of credit, (iii) upon which interest charges are customarily paid (other than trade Indebtedness), (iv) that was issued or assumed as full or partial payment for property, (v) evidenced by a guarantee (but only if the obligations guaranteed would otherwise qualify as Money Borrowed), or (vi) that constitutes a Capitalized Lease Obligation.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

         "Net Income" means, as applied to any Person, the net income (or net loss) of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of "Net Income".

         "Net Worth" of any Person means the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.

         "Non-Financed Capital Expenditures" means Capital Expenditures that are made with funds other than funds obtained from a financial institution including, without limitation, Lender or an Affiliate of Lender for the specific purpose of making such Capital Expenditure; provided, however, that Capital Expenditures funded from advances under the Revolving Loan shall be considered Non-Financed Capital Expenditures.

         "Notes" means the Revolving Note and the Term Note, and "Note" means any of such Notes.

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         "Obligations" shall mean (i) all Loans or other advances made by Lender to Borrower pursuant to this Agreement or otherwise including, without limitation, the Revolving Loan and the Term Loan, (ii) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to Borrower, whether or not the advances or value are given pursuant to a commitment and whether or not Borrower is indebted to Lender at the time of such advance; (iii) any and all other debts, liabilities and duties of every kind and character of Borrower to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or duties are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or duties may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than Borrower (it being contemplated that Lender may make such acquisitions from others), howsoever such Indebtedness shall arise or be incurred or evidenced; (iv) any and all other debts, liabilities and duties of every kind and character (including without limitation reimbursement obligations under Letters of Credit) of Borrower to any Affiliate of Lender (including without limitation Banc One International Corporation and Banc One Credit Corporation), whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or duties are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or duties may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such Indebtedness shall arise or be incurred or evidenced; (v) all amounts now or hereafter payable by Borrower to Lender and/or Banc One Capital Corporation under an ISDA Master Swap Agreement, whether now existing or hereafter entered into, including without limitation all amounts payable with respect to any "Transaction" (as defined in the ISDA Master Swap Agreement) entered into pursuant thereto, whether such amounts are due and payable on the date(s) scheduled therefor, on the occurrence of an "Early Termination Date" (as defined in the ISDA Master Swap Agreement) or otherwise; (vi) interest on all of the debts, liabilities and duties set forth above; (vii) all costs, fees and expenses payable by Borrower to Lender or any Affiliate of Lender pursuant to any of the Loan Documents, and (viii) any and all renewals and extensions of the debts, liabilities and duties set forth above, or any part thereof.

         "Operating Lease" means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Permitted Indebtedness" means Indebtedness not to exceed $2,000,000 in the aggregate outstanding at any time.

         "Permitted Investments" means Investments of Borrower in: (a) negotiable certificates of

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deposit issued by Lender, and (b) any direct obligation of the United States of
America or any agency or instrumentality thereof which has a remaining maturity at the time of purchase of not more than one year and repurchase agreements relating to the same.

         "Permitted Liens" means: (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be required to be made in accordance with SECTION 7.4, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender; and (b) Liens in favor of Lender.

         "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "Prime Rate" means the per annum rate of interest publicly announced by Lender from time to time as its "prime or base rate". Any change in an interest rate resulting from a change in the Prime Rate shall become effective on the day such change is announced by Lender. The Prime Rate is a reference used by Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

         "Prohibited Distribution" by any Person means (a) the retirement, redemption, purchase, or other acquisition for value of any capital stock or other equity securities or partnership interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities (excluding distributions made solely in shares of stock of the same class) or partnership interests, (c) any loan or advance by such Person to, or other investment by such Person in, any other Person, and (d) any other payment by such Person in respect of such securities or partnership interests.

         "Prohibited Payment" means (a) any redemption, repurchase or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Obligations and trade debt), (b) the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt) owing to an Affiliate of such Person, and (c) any payment with respect to any subordinated indebtedness that is made without the prior written consent of Lender.

         "Related Company" means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c)

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

member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in CLAUSE (a) above or any partnership, trade or business described in CLAUSE (b) above.

         "Reserve" at any time shall mean the sum of (i) the ACH Liability Reserve, (ii) the Letter of Credit Reserve, (iii) the amount of all outstanding Banker's Acceptances, plus (iv) an amount from time to time established by Lender in its sole discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors which, in the event they should occur, could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market or orderly liquidation value) of Eligible Inventory. The "Reserve," if any from time to time, does not represent cash funds.

         "Revolving Loan" means the advances made to Borrower pursuant to
SECTION 2.1.

         "Revolving Note" means the Promissory Note executed by Borrower evidencing the Revolving Loan (and any renewal, extension, increase, or modification thereof).

         "Schedule of Accounts" means a schedule delivered by Borrower to Lender pursuant to the provisions of SECTION 8.3(a).

         "Schedule of Equipment" means a schedule of all equipment of Borrower and EDI delivered by Borrower to Lender in accordance with SECTION 4.2.

         "Schedule of Inventory" means a schedule delivered by Borrower to Lender pursuant to the provisions of SECTION 8.3(c).

         "Solvent" means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and such Person is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

         "Tangible Net Worth" means, as applied to any Person, the Net Worth of such Person at the time in question, after deducting therefrom the amount of all intangible items, amounts due from Affiliates, employees and shareholders and all other items which should properly be treated as intangibles in accordance with GAAP.

         "Term Loan" means the loan made to Borrower pursuant to SECTION 2.4.

         "Term Note" means the Promissory Note executed by Borrower evidencing the Term Loan (and any renewal, extension, increase, or modification thereof)

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         "Termination Date" means JANUARY 7, 2003.

         "Termination Event" means (a) a "Reportable Event" as defined in
Section 4043(b) of ERISA, but excluding any such event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

         "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Texas.

         "Unfunded Vested Accrued Benefits" means, with respect to any Benefit Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Benefit Plan exceeds (b) the fair market value of all Benefit Plan assets allocable to such benefits, as determined using such reasonable actuarial assumptions and methods as are specified in the Schedule B (Actuarial Information) to the most recent Annual Report (Form 5500) filed with respect to such Benefit Plan.

         Section 1.2 UCC Terms. The terms accounts, chattel paper, contract rights, deposit account, documents, equipment, general intangibles, instruments, investment property, general intangibles, goods and inventory, as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

          ARTICLE II - REVOLVING CREDIT FACILITY AND TERM LOAN FACILITY

         Section 2.1 Revolving Loan. Subject to the terms and conditions of this Agreement, prior to the Termination date Lender shall make advances to Borrower under the Revolving Loan in an amount not to exceed outstanding at any time the lesser of (a) the Committed Sum, or (b) the Borrowing Base. Borrower may borrow, repay and reborrow the principal of the Revolving Loan in accordance with the terms of this Agreement.

         Section 2.2 Advances Under the Revolving Loan. A request for an Advance under the Revolving Loan shall be made, or shall be deemed to be made, in the following manner:

                  (i) Borrower may request an Advance under the Revolving Loan by notifying the Lender (a "NOTICE OF BORROWING"), before 11:00 a.m. (Central time) on the proposed borrowing date, of Borrower's intention to borrow and specifying the effective date and amount of the requested advance. Any Notice of Borrowing may be made by telephone and confirmed in writing (including facsimile) with each writing being in a form acceptable to the Lender, provided that the failure to provide written confirmation shall not invalidate any telephonic notice and, if such written confirmation differs in any respect from the action taken by the Lender, the records of the Lender shall control absent manifest error.

                  (ii) Unless payment is otherwise made by Borrower, the becoming due of any amount required to be paid under any Loan Document or of any Obligation shall be deemed to be a request for an advance under the Revolving Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable.

                  (iii) Whenever a drawing is made under a Letter of Credit and Borrower fails to reimburse Lender therefor immediately upon demand, such failure shall be deemed to be a request for an advance under the Revolving Loan in the amount drawn.

         Section 2.3 Repayment of the Revolving Loan. The Revolving Loan shall be repaid as follows: (a) the outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loan is due and payable on the Termination Date; (b) if at any time the principal of, and interest upon, the Revolving Loan exceeds the lesser of (i) the Committed Sum, or (ii) the Borrowing Base, Borrower shall repay the Revolving Loan in the amount of such excess; and (c) Borrower hereby instructs Lender to repay the Revolving Loan on any day in an amount equal to the amount received by Lender on such day pursuant to SECTION 6.3.

         Section 2.4 Term Loan. Upon the terms and conditions of this Agreement, Lender agrees to make a Term Loan to Borrower on the date hereof in the amount of $2,513,437.04.

         Section 2.5 Repayment of Term Loan. The Term Loan is due and payable as provided in the Term Note.

         Section 2.6 Disbursement of Loans. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of Loans requested, or deemed to be requested, pursuant to this ARTICLE II as follows: (i) the proceeds of the Term Loan and each advance requested under SECTION 2.2 (i) shall be disbursed by the Lender in lawful money of the United States of America in immediately available funds, (A) in the case of the Term Loan and the initial advance under the Revolving Loan, in accordance with the terms of the written instructions from Borrower to Lender, and (B) in the case of each subsequent advance, by credit to such account of Borrower maintained with Lender or any Affiliates of Lender as may be agreed upon by Borrower and Lender from time to time; and (ii) the proceeds of each Advance requested under SECTION 2.2(ii) OR (iii) shall be disbursed by the Lender by way of direct payment of the relevant Obligation.

         Section 2.7 Mandatory Prepayment. Upon any sale by Borrower or EDI of any of its equipment, any and all amounts received by Borrower or EDI, as appropriate, as proceeds from the sale of any such equipment shall be paid, promptly upon receipt by Borrower or EDI, to Lender, and shall be applied to the principal installments of the Term Loan in the inverse order of maturity and any balance, after payment in full of the Term Loan, shall be applied to the Revolving Loan.

         Section 2.8 Financial Accommodations. Upon the terms and conditions of this Agreement, Lender shall, from time to time upon request by Borrower, issue Letters of Credit and Banker's Acceptances for the account of Borrower provided that (i) the maximum undrawn face amount of all Letters of Credit and Banker's Acceptances outstanding at any time (including the amount of the requested Letter of Credit or Banker's Acceptance) shall not exceed $3,000,000, (ii) Borrower would be entitled to an advance under SECTION 2.1 in the amount of the requested Letter of Credit or Banker's Acceptance, (iii) the Letter of Credit or Banker's Acceptance is for a business purpose, and (iv) any Letter of Credit or Banker's Acceptance issued hereunder shall terminate on or before the Termination Date. As a condition to the issuance of any Letter of Credit, Borrower shall execute and deliver to Lender its customary Letter of Credit application and shall pay to Lender upon issuance of such Letter of Credit, in addition to clerical issuance and transaction costs charged by Lender, a Letter of Credit fee in an amount equal to ONE AND ONE-HALF PERCENT (1.5%) PER ANNUM of the unfunded face amount of each Letter of Credit. As a condition to the issuance of any Banker's Acceptance, Borrower shall execute and deliver to Lender such documents as Lender may request and pay to Lender upon the issuance of such Banker's Acceptance, in addition to clerical issuance and transaction costs charged by Lender, a Banker's Acceptance fee in the amount required by Lender. Each Letter of Credit and Banker's Acceptance shall be issued in a form satisfactory to Lender.

                                   ARTICLE III
                   GENERAL LOAN PROVISIONS; FEES AND EXPENSES

         Section 3.1 Interest.

                  (a) Loans. Borrower shall pay interest on the unpaid principal amount of the Revolving Loan and the Term Loan at a rate per annum equal to the LESSER OF (A) the Maximum Rate, or (B) Contract Rate, payable monthly in arrears in accordance with the terms of the Revolving Note and/or Term Note, as appropriate.

                  (b) Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of the Obligations shall bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the LESSER OF (A) the Maximum Rate, OR (B) the Default Rate, payable on demand.

                  (c) Computation of Interest. The interest rates provided for in SECTIONS 3.1(a) AND (b) shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any calculation of the Maximum Rate shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as appropriate, unless the Texas Credit Title permits any applicable interest rate ceiling to be calculated on the basis of a 360-day year.

         Section 3.2 Fees and Expenses.

                  (a) Unused Facility Fee. As consideration for Lender's commitment hereunder, Borrower shall pay to Lender an unused facility fee equal to ONE FOURTH OF ONE PERCENT (0.25%) per annum of the average daily unused portion of the Committed Sum in effect from time to time, payable monthly in arrears in those months in which the average outstanding balance of the Revolving Loan does not equal or exceed $6,000,000. Such fee shall be payable on the first day of each month following any month for which as fee is due hereunder and on the Termination Date.

                  (b) Letter of Credit and Banker's Acceptance Fees. See SECTION 2.8.

                  (c) Early Termination fees. See SECTION 3.4.

                  (d) Expenses. See SECTION 11.2.

         Section 3.3 Manner of Payment.

                  (a) Timing. Each payment by Borrower on account of the principal of or interest on the Loans or of any fee or other amount payable to Lender shall be made not later than 1:00 p.m. (Dallas, Texas time) on the applicable due date (or if such day is not a business day, the next succeeding business day). All payments shall be made to Lender at Lender's Office, in Dollars in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

                  (b) Charging Accounts. Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations which are not paid when due.

         Section 3.4 Termination of Agreement.

                  (a) Required Payments. On the Termination Date and upon any early termination of this Agreement, Borrower shall pay to Lender (i) the principal of, and accrued and unpaid interest on, all Loans outstanding on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement, (iv) any and all other Obligations then outstanding.

                  (b) Early Termination. If Borrower terminates this Agreement prior to the Termination Date, Borrower acknowledges that such termination would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, Borrower shall pay to Lender the sum of (i) $100,000 if the termination occurs on or prior to the first anniversary of the date hereof, (ii) $50,000 if the termination occurs after the first anniversary and on or prior to the second anniversary of the date hereof, and (ii) $25,000 if the termination occurs after the second anniversary of the date hereof but prior to the Termination Date. The foregoing fees shall be waived if the Loans are paid off with a loan from Bank One, Arizona, N.A. Further, in the event Lender is unable or unwilling to increase the advance rate against raw material inventory to at least 50% within one year from the date hereof, Borrower may terminate this Agreement without penalty.

                         ARTICLE IV CONDITIONS PRECEDENT

         Section 4.1 Conditions Precedent. Notwithstanding any other provision of this Agreement, Lender's obligation to make the first advance under the Revolving Loan or to advance the Term Loan is subject to the fulfillment of each of the conditions precedent set forth in this ARTICLE IV prior to or contemporaneously with the making of such advance.

         Section 4.2 Closing Documents. The obligation of Lender to make the first advance under the Revolving Loan or to advance the Term Loan is subject to Lender's receipt of each of the items described on SCHEDULE 4.2, all of which must be satisfactory in form and substance to Lender and its counsel.

         Section 4.3 Conditions to Subsequent Advances. The obligation of Lender to make each advance subsequent to the initial advance under the Revolving Loan is subject to the following conditions precedent:

                  (a) Conditions to First Advance. All of the conditions precedent set forth in SECTIONS 4.1 AND 4.2 were satisfied prior to the making of the initial advance.

                  (b) Borrowing Base Certificate. Lender shall have received from Borrower a Borrowing Base Certificate executed by Borrower prepared as of a date not more than five (5) business days prior to the date of the requested advance.

                  (c) Representations and Warranties. The representations and warranties contained in each of the Loan documents shall be true in all material respects with the same force and effect as though made on and as of such date.

                  (d) Defaults and Events of Default. No Default or Event of Default shall have occurred and be continuing.

                  (e) Adverse Change. No changes having a Material Adverse Effect (or that could reasonably be expected to cause or have a Material Adverse Effect) have occurred since the date of the financial statements referenced in SECTION 5.1(k) and no material change has occurred from the internally prepared year-end financial statements (as at October 2, 1999) to the audited year-end financial statements.

             ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BORROWER

         Section 5.1 Representations and Warranties. Borrower represents and warrants to Lender as follows:

                  (a) Organization; Power; Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is authorized to do business in each other state in which the nature of its properties or its activities requires such authorization. The jurisdictions in which Borrower is qualified to do business as a foreign corporation are listed on SCHEDULE 5.1(a).

                  (b) Authorization; Enforceability. Borrower has the corporate power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by Borrower. All of the Loan Documents to which Borrower is a party, constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights generally.

                  (c) Subsidiaries; Ownership. EDI is a subsidiary of Borrower. Borrower has no subsidiaries other than EDI. EDI has no subsidiaries. The outstanding stock of Borrower has been duly and validly issued and is fully paid and nonassessable and the number and owners of such shares of capital stock are set forth on SCHEDULE 5.1(c).

                  (d) Conflicts. Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law or any judgment, decree, license, order or permit applicable to Borrower or will conflict with, or will result in any breach of any agreement to which Borrower is a party or by which Borrower may be bound or subject, or violate any provision of the Articles of Incorporation or bylaws of Borrower.

                  (e) Consents, Governmental Approvals, Etc. No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery and performance by Borrower of the Loan Documents. Borrower is in compliance with all applicable governmental approvals and all applicable laws.

                  (f) Business. Borrower is engaged principally in the business of design, manufacture and sale of microelectronic and semiconductor memory products for commercial, industrial and military markets. EDI is engaged principally in the business of design, manufacture and sale of high performance memory solutions and Active Matrix Liquid Displays for original equipment manufacturers in the global commercial, industrial and military markets.

                  (g) Title; Liens. Except for items described in SCHEDULE 5.1(g) and for Permitted Liens, all of the properties and assets of Borrower and EDI are free and clear of all Liens, and Borrower has good and marketable title to such properties and assets. Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

                  (h) Indebtedness and Guaranties. Set forth on SCHEDULE 5.1(h) is a complete and correct listing of all of Borrower's (i) Indebtedness for Money Borrowed, and (ii) guaranties and other contingent obligations.

                  (i) Suits, Actions, Etc. Except as disclosed on SCHEDULE 5.1(i), there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of the Collateral.

                  (j) Tax Returns and Payments. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including property taxes) have been paid prior to the time that such taxes could give rise to a lien thereon, except for any such nonpayment which is at the time permitted under SECTION 7.4.

                  (k) Financial Condition. Borrower has delivered to Lender copies of (i) the consolidated and consolidating balance sheet of Borrower for its fiscal year ending, September 30, 1998, and the related consolidated and consolidating statements of income and retained earnings for the year ended on such date, audited by independent public accountants, and (ii) its unaudited consolidated and consolidating balance sheet as of October 31, 1999, and the related consolidated and consolidating statements of income for the month period then ended. Such financial statements fairly present the financial condition of Borrower as of such date and have been prepared in accordance with GAAP. There is no Indebtedness of Borrower which are not reflected in such financial statements and no event or circumstance has occurred since the date of such financial statements which has had or could have a Material Adverse Effect.

                  (1) ERISA. Neither Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on SCHEDULE 5.1(1). Further, (i) no Reportable Event (is defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan,
         (iii) neither Borrower nor any duly-appointed administrator of any Benefit Plan (A) has incurred any liability to the PBGC with respect to any Benefit Plan other than for premiums not yet due or payable, or (B) has instituted or intends to institute proceedings to terminate any Benefit Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA), (iv) each Benefit Plan of Borrower has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA applicable thereto, and (v) no material liability to the PBGC or to a Multiemployer Plan has been, or is expected by Borrower to be, incurred by Borrower or any Related Company.

                  (m) Defaults. No Default or Event of Default has occurred and is continuing.

                  (n) Borrowing Base Reports. All accounts and inventory included in any Borrowing Base Certificate constitute Eligible Accounts or Eligible Inventory, as appropriate, except as disclosed in such Borrowing Base Certificate.

                  (o) Location of Inventory. Set forth on SCHEDULE 5.1(o) is (i) the location and address where all inventory is located, and (ii) if the facility is leased or is a third party warehouse or processor location, the name of the landlord or such third party warehouseman or processor.

                  (p) Equipment. Set forth on SCHEDULE 5.1(p) is (i) the address of each facility at which equipment (other than motor vehicles) is located, and (ii) if such facility is leased, the name of the landlord.

                  (q) Place of Business. The place of business of Borrower (or if Borrower has more than one place of business, its chief executive office) is at the address or addresses set forth on SCHEDULE 5.1 (q) and the books and records relating to the accounts are located at the address or addresses set forth on SCHEDULE 5.1(q).

                  (r) Corporate and Fictitious Names; Trade Names. Except as disclosed on SCHEDULE 5.1 (r), Borrower has not, during the preceding three (3) years, (i) been known as or used any other corporate, fictitious or trade names, (ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

                  (s) Intellectual Property. Borrower owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, conflict with the rights of others, and SCHEDULE 10.6 lists all Intellectual Property owned by Borrower.

                  (t) Payroll Taxes. Borrower has made all payroll tax deposits for all of its employees on or before the date when due. Each advance for payroll was for the gross payroll and included the amount of all necessary or appropriate tax deposits.

         Section 5.2 Survival of Representations. All representations and warranties by Borrower herein shall be deemed to have been made on the date hereof and the date of each advance.

             ARTICLE VI - SECURITY INTEREST AND COLLATERAL COVENANTS

         Section 6.1 Security Interest. To secure the payment and performance of the Obligations, Borrower hereby mortgages, pledges and assigns to Lender all of the Collateral, and grants to Lender a security interest and Lien in and upon, all of the Collateral. The grant by Borrower to Lender of a security interest and Lien in the Intellectual Property owned by Borrower shall not limit Borrower's right and ability to grant non-exclusive licenses of any patents or other Intellectual Property owned by Borrower; provided, however, Borrower shall notify Lender of any such licensing in the next Compliance Certificate delivered by Borrower to Lender.

         Section 6.2 Collection of Accounts.

                  (a) Borrower shall, and shall cause EDI to, cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of accounts, or of any other Collateral, to be forwarded to a Lockbox for deposit in (i) the Collection Account, if such Lockbox is maintained pursuant to a Lockbox agreement with Lender, and (ii) a Blocked Account, if such Lockbox is maintained with a Collecting Bank pursuant to a Blocked Account Agreement, in accordance with the procedures set out in the corresponding Blocked Account Agreement. In particular, Borrower shall, and shall cause EDI to, (i) advise each Account Debtor to address to a Lockbox specified by Lender all remittances with respect to amounts payable on all accounts, and (ii) stamp all invoices relating to any such amounts with a legend satisfactory to Lender indicating that payment is to be made to Borrower or EDI, as appropriate, via such specified Lockbox.

                  (b) Borrower and Lender shall (and Borrower shall cause EDI to) cause all balances in each Blocked Account to be transmitted daily to the Collection Account by wire transfer or depository transfer check or Automated Clearing House transfer in accordance with the procedures set forth in the corresponding Blocked Account Agreement. Deposits in the Collection Account shall be credited, subject to final payment, to the payment of the Obligations TWO DAYS after the date of actual receipt and deposit into the Collection Account by Lender. The delay in applying funds held in the Collection Account to the Obligations shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

                  (c) Borrower shall, and shall cause EDI to, hold any payments which are received by Borrower or EDI (including any payment evidenced by a promissory note or other instrument) in trust for Lender. Borrower shall, and shall cause EDI to, cause all such payments to be (i) deposited in the Collection Account, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

         Section 6.3 Verification and Notification. Lender shall have the right at any time at Borrower's expense (a) to verify the validity, amount or any other matter relating to any accounts of Borrower or EDI, and (b) to notify Account Debtors of Borrower or EDI to make payment of all amounts directly to Lender and enforce collection of any such accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner as Borrower or EDI.

         Section 6.4 Disputes, Returns and Adjustments.

                  (a) Borrower shall, and shall cause EDI to, provide Lender with prompt written notice of amounts in excess of $25,000 that are in dispute with respect to any accounts.

                  (b) Borrower shall, and shall cause EDI to, notify Lender promptly of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in the Borrowing Base Certificate delivered to Lender in accordance with
         SECTION 8.3(e). Borrower shall, and shall cause EDI to, notify Lender promptly of any pending return or credit in excess of $25,000, and shall specify the account affected, the related Account Debtor and the goods to be returned.

                  (c) Borrower or EDI may, in the ordinary course of business and prior to a Default or an Event of Default, grant any extension of time for payment of any account or compromise, compound or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon; PROVIDED that (i) neither Borrower nor EDI shall take any such action that results in the reduction of more than five percent (5%) of the amount payable with respect to any account or of more than $25,000 with respect to all accounts of Borrower or EDI, as appropriate, in any fiscal year, and (ii) Borrower shall, and shall cause EDI to, promptly notify Lender (but not less often than ten (10) days after the end of each month) of the amount of such adjustments and the account(s) affected thereby.

         Section 6.5 Invoices. Upon request, Borrower shall, and shall cause EDI to, deliver to Lender, copies of customers' invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers' statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to accounts and such other documents and information relating to the accounts as Lender shall specify.

         Section 6.6 Ownership; Defense of Title.

                  (a) Borrower shall, and shall cause EDI to, defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons.

                  (b) Borrower shall, and shall cause EDI to, (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties necessary for the conduct of its business.

         Section 6.7 Location of Offices and Collateral. Neither Borrower nor EDI shall change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity or corporate structure without giving Lender at least thirty (30) days' prior written notice thereof. All inventory of Borrower, other than inventory in transit to any such location, and all equipment, other than motor vehicles, shall at all times be kept by Borrower at one of the locations set forth in SCHEDULES 5.1(o) and (p). All inventory of EDI, other than inventory in transit to any such location, and all equipment, other than motor vehicles, shall at all times be kept by EDI at one of the locations set forth in the Schedule to the Security Agreement executed by EDI.

         Section 6.8 Records Relating to Collateral.

                  (a) Borrower shall, and shall cause EDI to, at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of Borrower or EDI, as appropriate, itemizing and describing the kind, type and quantity of inventory of Borrower and EDI, the cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral,
         (iii) a list of all customers of each of Borrower and EDI, with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in each of Borrower's or EDI's inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of each of Borrower and EDI. Data bases containing the foregoing shall at all times be accessible and available to Lender.

                  (b) Borrower shall, and shall cause EDI to, conduct a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and such adjustments shall be immediately reported to Lender.

         Section 6.9 Inspection. Lender (by any of its officers, employees or agents) shall have the right at any time or times to (a) visit the properties of each of Borrower and EDI, inspect the Collateral and the other assets of each of Borrower and EDI and inspect and make extracts from the books and records of each of Borrower and EDI, all during customary business hours, (b) discuss each of Borrower's and EDI's business, financial condition, results of operations and business prospects with their respective, (i) principal officers, (ii) independent accountants and other professionals providing services to Borrower or EDI, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender's standard operating procedures relating to the maintenance of confidentiality of confidential information of borrowers), (c) verify the amount, quantity, value and condition of, or any other matter relating to, any of the Collateral and in this connection to review, audit and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports and data bases referred to in SECTION 6.8. Borrower shall, and shall cause EDI to, deliver to the Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with the Lender or for the Lender to obtain records from any service bureau maintaining records on behalf of Borrower or EDI.

         Section 6.10 Maintenance. Borrower shall, and shall cause EDI to, maintain all equipment of each of Borrower and EDI in good and working order and condition, reasonable wear and tear accepted.

         Section 6.11 Power of Attorney. Borrower and EDI each hereby appoints Lender as its attorney-in-fact, with power (a) to endorse the name of Borrower or EDI, as appropriate, on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession, and (b) to sign the name of Borrower or EDI, as appropriate, on any invoice or bill of lading relating to any accounts, inventory or other Collateral.

                       ARTICLE VII - AFFIRMATIVE COVENANTS

         So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

         Section 7.1 Preservation of Corporate Existence and Similar Matters. Borrower shall preserve and maintain its corporate existence and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

         Section 7.2 Compliance with Applicable Law. Borrower shall comply with all applicable laws.

         Section 7.3 Conduct of Business. Borrower shall engage only in substantially the same businesses conducted by Borrower on the date hereof.

         Section 7.4 Payment of Taxes and Claims. Borrower shall pay or discharge when due (a) all taxes, assessments and governmental charges imposed upon it or its properties, and (b) all lawful claims which, if unpaid, might become a Lien on any properties of Borrower, except that this SECTION 7.4 shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of Borrower.

         Section 7.5 Accounting Methods and Financial Records. Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

         Section 7.6 Use of Proceeds. Borrower shall (a) use the proceeds of (i) the first advance under the Revolving Loan to refinance the unpaid balance of the revolving loan made to Borrower from Bank One, Arizona, N.A., which loan has been assigned to Lender, (ii) the first advance under the Term Loan to refinance the unpaid balance of the term loan to Borrower from Bank One, Arizona, N.A., which loan has been assigned to Lender, and (iii) all subsequent advances under the Revolving Loan only for working capital and general business purposes including permitted redemptions of preferred stock, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System) or for any other purpose which would involve a violation of such Regulation G or U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

         Section 7.7 Hazardous Waste and Substances; Environmental Requirements. Borrower shall comply with all occupational health and safety laws and Environmental Laws.

         Section 7.8 Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender by Borrower shall be, at the time the same is so furnished, complete and correct in all material respects.

         Section 7.9 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Borrower shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct and update such Schedule(s).

         Section 7.10 ERISA. Borrower shall provide to Lender, as soon as possible and in any event within 30 days after the date that: (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans has increased to an amount in excess of $0, or (c) Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the President or the chief financial officer of Borrower setting forth the details of such of the events described in CLAUSES (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in CLAUSES (a) through
(c) as applicable.

         Section 7.11 Insurance. Borrower shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by persons or entities engaged in the same or similar businesses. Without limiting the foregoing, Borrower shall insure the Collateral against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption and such other hazards as usual and customary in Borrower's industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by Borrower and copies of the policies delivered to Lender. If Borrower fails to do so, Lender may procure such insurance and charge the cost to Borrower's account. Each policy of insurance covering the Collateral shall provide that at least ten (10) days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer. All insurance policies required under this SECTION 7.11 shall name Lender as an additional named insured and shall contain loss payable endorsements in the form provided by Lender. Any proceeds of insurance referred to in this SECTION 7.11 which are paid to Lender shall be, at the option of Lender in its sole discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Obligations.

         Section 7.12 Payroll Taxes. Borrower shall at all times make all payroll tax deposits for all of its employees on or before the date when due. Further, Borrower understands and agrees that Advances for payroll shall only be made for "gross payroll", which shall include all necessary or appropriate payroll tax deposits.

         Section 7.13 Perfected Liens in Patents, etc. Within one hundred eighty
(180) days after the date hereof, Borrower and EDI shall each grant to Lender perfected first priority Liens in each of the trademarks, patents related to Collateral, copyrights, service marks, software and other Intellectual Property owned by Borrower or EDI pursuant to documentation in form and substance acceptable to Lender.

         Section 7.14 Notice of Certain Matters. Borrower shall provide to Lender prompt notice of (a) the commencement, to the extent Borrower is aware of the same, of all actions and proceedings in any court against Borrower or any of the Collateral, (b) any amendment of the articles of incorporation or bylaws of Borrower, (c) any change in the business, financial condition, results of operations or business prospects of Borrower and any change in the executive officers of Borrower, and (d) any (i) Default or Event of Default, or (ii) event that would constitute a default or event of default by Borrower under any material agreement (other than this Agreement) to which Borrower is a party.

                ARTICLE VIII - FINANCIAL AND COLLATERAL REPORTING

         So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower shall furnish to Lender:

         Section 8.1 Financial Statements.

                  (a) Audited Year-End Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, copies of the audited consolidated and consolidating balance sheet of Borrower and its subsidiaries as of the end of such fiscal year and the related consolidated and consolidating audited statements of income, shareholders' equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Borrower and its subsidiaries and certified by independent certified public accountants selected by Borrower and acceptable to Lender. In addition on or before such date, Borrower shall provide Lender with copies of all management reports received from its certified public accountants.

                  (b) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each fiscal month of Borrower, copies of the unaudited consolidated and consolidating balance sheet of Borrower as of the end of such month and the related unaudited consolidated and consolidating income statement and statement of cash flow for Borrower for such month and for the portion of the fiscal year of Borrower through such month, certified by the chief financial officer of Borrower as presenting fairly the financial condition and results of operations of Borrower as of the date thereof and for the periods ended on such date, subject to normal year end adjustments.

                  (c) Projected Financial Statements. As soon as available, but in any event at least thirty (30) days prior to the end of each fiscal year of Borrower, forecasted financial statements prepared by Borrower, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Borrower, reflecting projected borrowings hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

         All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in CLAUSES (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein.

         Section 8.2 Compliance Certificate. Within thirty (30) days after the end of each fiscal quarter of Borrower, a certificate of Borrower's President or chief financial officer in the form of EXHIBIT B.

         Section 8.3 Collateral Information and Reports.

                   (a) Schedules of Accounts. Within fifteen (15) days after the end of each month, a Schedule of Accounts listing all accounts of Borrower and EDI as of the last business day of such month setting forth (A) the name of each Account Debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (B) aging of all accounts setting forth accounts thirty (30) days past the invoice date or less, accounts over thirty (30) days but less than sixty-one (61) days past the invoice date, accounts over sixty (60) days but less than ninety-one
         (91) days past the invoice date, accounts over ninety (90) days but less than one hundred twenty-one (121) days past the invoice date and accounts over one hundred twenty (120) days past the invoice date, and
         (C) a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate as of the most recent month end and Borrower's and EDI's general ledger as of such month end.

                  (b) Schedules of Accounts Payable. Within fifteen (15) days after the end of each month, a statement of accounts payable of Borrower and EDI as of the last business day of such month setting forth (A) a detailed aged trial balance of all of Borrower's and EDI's respective accounts payable, specifying the name of and the balance due to each creditor, and (B) a reconciliation to the schedule of accounts payable delivered in respect of the next preceding month.

                  (c) Schedule of Inventory. Within fifteen (15) days after the end of each month, (A) (i) a Schedule of Inventory, based upon Borrower's and EDI's perpetual inventory, as of the last business day of such month, itemizing and describing the kind, type, quantity and location of all inventory of Borrower and EDI and the cost thereof with a summary of inventory by category, (ii) a detailed statement of all inventory that is not located on the premises described on SCHEDULE 5.1(o), and (iii) an inventory turnover report, in form and substance acceptable to Lender, and (B) a reconciliation of the Schedule of Inventory to the Borrowing Base Certificate as of the most recent month end and Borrower's general ledger as of such month end.

                  (d) Borrowing Base Certificate. Upon request but not less often than monthly, a Borrowing Base Certificate prepared as of the close of business on the last business day of such week, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credit, collections, adjustments and inventory changes).

                  (e) Certification. Each of the schedules and certificates delivered to Lender pursuant to this SECTION 8.3 shall be signed and certified by the president, chief financial officer or treasurer of Borrower to be true, correct and complete as of the date indicated thereon.

                  (f) Other Information. Lender may, in its sole discretion, from time to time require Borrower to deliver the schedules and certificates described in SECTION 8.3 more or less often and on different schedules than specified in such Section. Borrower shall also furnish to Lender such other additional information as Lender may from time to time request.

                         ARTICLE IX - NEGATIVE COVENANTS

         So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees that Borrower shall not, directly or indirectly:

         Section 9.1 Financial Covenants.

                  (a) Maximum Liabilities to Tangible Net Worth. Permit the ratio of Borrower's consolidated total Liabilities to its consolidated Tangible Net Worth at any month end to be greater than 1.5 to 1.0.

                  (b) Minimum Debt Service Coverage. Permit, as of the last day of each fiscal quarter, the ratio of Borrower's consolidated Debt Service Coverage Ratio for the twelve consecutive months ending with such quarter end, to be less 1.25 to 1.0.

                  (c) Minimum Tangible Net Worth. Permit the consolidated Tangible Net Worth of Borrower as of the end of any fiscal quarter to be less than $18,000,000 plus the sum of (i) fifty percent (50%) of year to date consolidated Net Income (but not net losses) of Borrower, minus (ii) amounts paid to redeem preferred stock (not to exceed $3,000,000 in the aggregate for all periods), plus (iii) the amount of any additions to net worth generated by conversion of preferred stock.

                  In the event that Borrower acquires any additional subsidiaries in accordance with SECTION 9.11, the above financial covenants shall be calculated solely with reference to the financial statements of Borrower and EDI without including the financial statements or condition of any such additional subsidiaries.

         Section 9.2 Capital Expenditures. Make or incur any Capital Expenditures, except that Borrower may make or incur Capital Expenditures in any fiscal year in an amount not to exceed, in the aggregate $2,500,000 in such fiscal year.

         Section 9.3 Prohibited Distributions and Payments, Etc. Declare or make any Prohibited Distribution or Prohibited Payment; provided, however, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may pay dividends to its preferred shareholders that do not exceed $360,000 in the aggregate in any fiscal year.

         Section 9.4 Indebtedness. Except as disclosed on SCHEDULE 5.1(h), create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding any Indebtedness for Money Borrowed, except for Permitted Indebtedness.

         Section 9.5 Liens. Create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of Borrower, real, personal or mixed, tangible or intangible, except for Permitted Liens or the liens identified on SCHEDULE 5.1(g).

         Section 9.6 Merger, Consolidation, Sale of Assets, Acquisitions. Merge or consolidate with any other Person or dispose of all or a substantial portion of Borrower's assets to any Person without paying off the Obligations secured by such assets or acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person; provided, however, Borrower may acquire the assets of another Person so long as (A) the consideration paid for such assets consists solely of the capital stock of Borrower or other funds not obtained from Borrower, and (B) no Default or Event of Default has occurred and is continuing or will result from such acquisition.

         Section 9.7 Transactions with Affiliates. Effect any transaction with any Affiliate on a basis less favorable to Borrower than would be the case if such transaction had been effected with a Person not an Affiliate; provided, that Borrower shall not enter into any lease with any Affiliate.

         Section 9.8 Guaranties. Become or remain liable with respect to any guaranty of any obligation of any other Person.

         Section 9.9 Benefit Plans. Permit, or take any action which would result in, the aggregate present value of the Unfunded Vested Accrued Benefits under all Benefit Plans of Borrower to exceed $0.

         Section 9.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by Borrower to such Person.

         Section 9.11 Investments. Make or acquire any Investments; provided, however, Borrower may (i) make Permitted Investments, and (ii) acquire additional subsidiaries so long as (A) such subsidiaries are acquired by Borrower solely in exchange for capital stock of Borrower, (B) no other Investment is made in any such Subsidiary, and (C) no Default or Event of Default has occurred and is continuing or will result from such acquisition or will exist after giving effect thereto.

                               ARTICLE X - DEFAULT

         Section 10.1 Events of Default. Each of the following events shall constitute an Event of Default:

                  (a) The failure or refusal of Borrower to make any payment of the Obligations when due;

                  (b) The failure of Borrower to properly perform any covenant in this

         Agreement or in any of the other Loan Documents;

                  (c) The occurrence of any default or event of default under any of the other Loan Documents;

                  (d) Any representation contained herein or in any of the other Loan Documents is false or misleading in any material respect;

                  (e) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of Borrower or of all or a substantial part of Borrower's assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that Borrower is unable to pay Borrower's debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate or partnership action for the purpose of effecting any of the foregoing;

                  (f) An involuntary petition or complaint shall be filed against Borrower seeking bankruptcy or reorganization of Borrower or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, or of all or substantially all of Borrower's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such intervenor or liquidator of Borrower, or of all or substantially all of Borrower's assets;

                  (g) Any money judgment is rendered against Borrower that is not paid within thirty (30) days, or the failure, within a period of ten (10) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against Borrower's assets;

                  (h) The occurrence of a default or event of default under any other Indebtedness of Borrower which Indebtedness exceeds $10,000;

                  (i) Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

                  (j) Hamid R. Shokrgozar shall for any reason cease to be the President and Chief Executive Officer of Borrower, or the President of EDI, and 60 days shall have elapsed during which time no replacement satisfactory to Lender shall have been appointed; or

                  (k) Any guarantor of the Obligations, or such guarantor's heirs or personal representatives, shall (i) repudiate his obligations under, or commit an anticipatory breach of, his unlimited guaranty executed for the benefit of Lender or (ii) attempt to terminate such guaranty or (iii) commence any legal proceeding to terminate or hold invalid in any respect such guaranty.

         Section 10.2 Remedies.

                  (a) Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default specified in SECTION 10.1 (e) or
         (f), (i) the principal of and the interest on the Loans and the Notes at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make advances hereunder shall immediately terminate.

                  (b) Other Remedies. Without limiting the terms of SECTION 10.2
         (a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may (i) declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; (ii) terminate any commitment of Lender to make advances hereunder; and (iii) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable). Borrower agrees that, to the extent notice of sale shall be required by law, at least 10 DAYS' NOTICE to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

         Section 10.3 Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Borrower remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Borrower or to whomsoever is entitled thereto.

         Section 10.4 Power of Attorney. After the occurrence and during the continuation of any Event of Default, Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender from time to time) as Borrower's true and lawful attorney and agent in fact, and Lender or any agent of Lender may, without notice to such Borrower, and at such time or times as Lender or any such agent in its sole discretion may determine, in the name of Borrower or Lender:

                  (a) demand payment of the accounts, enforce payment thereof by legal proceedings or otherwise, settle, adjust, compromise, extend or renew any or all of the accounts or any legal proceedings brought to collect the accounts, discharge and release the accounts or any of them and exercise all of Borrower's rights and remedies with respect to the collection of accounts;

                  (b) prepare, file and sign the name of Borrower on any proof of claim in bankruptcy or any similar document against any Account Debtor or any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral;

                  (c) endorse the name of Borrower upon any chattel paper, document, instrument, notice, freight bill, bill of lading or similar document or agreement relating to the accounts, the inventory or any other Collateral;

                  (d) use the stationery of Borrower, open Borrower's mail, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and sign the name of Borrower to verifications of the accounts and on any notice to the Account Debtors; and

                  (e) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the accounts, inventory or other Collateral.

         Section 10.5 Miscellaneous Provisions Concerning Remedies.

                  (a) Rights Cumulative. The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                  (b) Waiver of Marshalling. Borrower hereby waives any right to require any marshalling of assets and any similar right.

         Section 10.6 Trademark License. All trademarks, patents, copyrights, service marks, and licenses owned by Borrower and all trademarks, patents, copyrights, service marks and software licensed by Borrower are listed on
SCHEDULE 10.6. Borrower hereby grants to Lender the nonexclusive right and license to use all trademarks, patents, copyrights, service marks and software described on SCHEDULE 10.6 and any other trademarks, patents, copyrights, service marks and software now or hereafter used by Borrower, for the purposes set forth in SECTION 10.2 and for the purpose of enabling Lender to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender's rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such trademark. Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to Borrower or any other Person by Lender.

                           ARTICLE XI - MISCELLANEOUS

         Section 11.1 Notices.

                  (a) Method of Communication. All notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing. Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next business day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Lender. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

                  (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

         If to Borrower:   White Electronic Designs Corporation
                           3601 East University Drive
                           Phoenix, Arizona 85034
                           Attention: President
                           Facsimile No.: (602) 437-1731

         If to Lender:     1717 Main, 3rd Floor
                           Dallas, Texas 75201

                           Attention: Asset Based Lending Department
                           Facsimile No.: (214) 290-5382

         Section 11.2 Expenses. Within ten (10) days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, Borrower agrees to pay or reimburse all costs and expenses incurred by Lender arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, enforcement and termination of this Agreement and each of the other Loan Documents; (b) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) the costs and expenses of evaluations and appraisals of the Collateral excluding, however, the inventory evaluations performed prior to or subsequent to the date hereof,
(d) the costs and expenses of lien searches, (e) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender; (f) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender relating to this Agreement or any of the Loan Documents; (g) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrower under the Loan Documents that Borrower fails to pay or take; (h) costs of inspections and verifications of the Collateral, including, without limitation, $500.00 PER DIEM per examiner plus out of pocket expenses for travel, lodging, and meals arising in connection with inspections of the Collateral and Borrower's operations and books and records by Lender's agents;
(i) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of Borrower maintained with Lender and each Blocked Account and Lockbox; (j) costs and expenses of preserving and protecting the Collateral; (k) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons; and (1) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender. Notwithstanding the foregoing, Borrower's liability for the legal fees and expenses arising in connection with the preparation and negotiation of this Agreement and the other Loan Documents executed on the date hereof (other than the costs of lien searches and filing fees) shall not exceed the sum of $20,000. Further, so long as no Event of Default has occurred and is continuing, Borrower shall not be charged for more than two field examinations in any twelve- month period. BORROWER HEREBY AUTHORIZES LENDER TO DEBIT BORROWER'S LOAN ACCOUNT (BY INCREASING THE PRINCIPAL AMOUNT OF THE

REVOLVING LOAN), OR DEDUCT FROM BORROWER'S ACCOUNTS MAINTAINED WITH BANK OR ANY AFFILIATE OF BANK, THE AMOUNT OF ANY COSTS, FEES AND EXPENSES OWED BY BORROWER WHEN DUE.

         Section 11.3 Setoff. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lender or any participant to or for the credit or the account of Borrower against and on account of the Obligations irrespective or whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by SECTION 10.2 and although such Obligations shall be contingent or unmatured.

         Section 11.4 Venue; Service of Process. BORROWER AND LENDER HEREBY AGREE THAT THE FEDERAL COURT OF THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION) OR, AT THE OPTION OF LENDER, ANY COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY AND WHICH SITS IN A JURISDICTION IN WHICH BORROWER TRANSACTS BUSINESS SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR TO ANY MATTER ARISING THEREFROM. Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, and hereby waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to Borrower at the address set forth in SECTION 11.1(b), which service shall be deemed made upon receipt thereof. All parties hereto agree that venue is proper in Dallas County, Texas, that such county is a convenient forum in which to decide any dispute arising hereunder and hereby agree not to assert any argument that such county is an inconvenient or improper forum for any such dispute.

         Section 11.5 Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of their rights under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under the Note and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents.

         Section 11.6 Amendments. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived and any departure therefrom may be consented to if, but only if, such amendment, waiver or consent is in writing signed by Lender and, in the case of an amendment, by Borrower. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

         Section 11.7 Performance of Borrower's Duties. If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of Borrower, and Borrower hereby irrevocably authorizes Lender so to act.

         Section 11.8 Indemnification. Borrower shall reimburse Lender for all reasonable costs and expenses, including legal fees and expenses, incurred and to indemnify and hold Lender harmless from and against all losses suffered by Lender, other than losses resulting from Lender's gross negligence or willful misconduct, in connection with (a) the exercise by Lender of any right or remedy granted to it under this Agreement or any of the Loan Documents, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, except in the case of a dispute between Borrower and Lender in which Borrower prevails in a final unappealed or unappealable judgment, and (c) the collection or enforcement of the Obligations or any of them. BORROWER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWER SHALL INDEMNIFY AND HOLD LENDER HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF LENDER.

         Section 11.9 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make advances hereunder.

         Section 11.10 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 11.11 Governing Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of Texas.

         Section 11.12 Jury Waiver. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY

DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER OR BETWEEN BORROWER AND ANY AFFILIATE OF LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

         Section 11.13 Arbitration. Lender and Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, any Loan Document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Borrower's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, or taking or disposing of such property with or without judicial process pursuant to the Uniform Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

         Section 11.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                    BORROWER:

                                    White Electronic Designs Corporation

                                    By:/s/ Hamid R. Shokrgozar
                                       -----------------------------
                                        Hamid R. Shokrgozar, President and CEO


                                    LENDER:

                                    BANK ONE, TEXAS, NATIONAL
                                    ASSOCIATION

                                    By: /s/ Arthur T. Tatman
                                       -----------------------------
                                        Arthur T. Tatman, Senior Vice President

EDI executes this Agreement to acknowledge its agreement to be bound by the terms of Article VI hereof.

                                    Electronic Designs, Inc.

                                    By:/s/ Hamid R. Shokrgozar
                                       -----------------------------
                                        Hamid R. Shokrgozar, President and CEO

                             EXHIBITS AND SCHEDULES

EXHIBIT A          FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B          FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 4.2       Conditions precedent; items to be delivered
SCHEDULE 5.1(a)    Jurisdictions in which Borrower is qualified as a foreign  corporation
SCHEDULE 5.1(c)    Capital stock and subsidiaries
SCHEDULE 5.1(g)    Liens
SCHEDULE 5.1(h)    Indebtedness for Money Borrowed and Guaranties
SCHEDULE 5.1(i)    Litigation
SCHEDULE 5.1(1)    ERISA
SCHEDULE 5.1(o)    Locations of inventory
SCHEDULE 5.1(p)    Locations of equipment
SCHEDULE 5.1(q)    Location of chief executive office
SCHEDULE 5.1(r)    Corporate and fictitious names
SCHEDULE 7.6       Use of proceeds
SCHEDULE 9.4       Existing Indebtedness
SCHEDULE 10.6      List of trademarks, patents, etc.

                                    EXHIBIT A

                       FORM OF BORROWING BASE CERTIFICATE

[BANK ONE LOGO]  BORROWING BASE CERTIFICATE
                 ACCOUNTS RECEIVABLE, INVENTORY, & OTHER ASSETS


                                                                                                     Report Number       2
Borrower Number                                       Invoices Dated     0/0/00                      Date Prepared    06/23/99
                                                      Invoice #'s                                    Date Received

                                         ACCOUNTS       ACCOUNTS
COLLATERAL STATUS                       RECEIVABLE     RECEIVABLE      INVENTORY      INVENTORY        OTHER          TOTAL

FOR BANK USE ONLY (System Code)                                        Finished       Raw Material      OT01
1. Beginning Balance
   (Previous report-Line 6)                     0             0              0                 0
2. Additions to Collateral
   (Gross Invoices)                             0             0              0                 0
   (Purchases of inventory)
3. Deductions to Collateral (Collections)       0
4. Deductions to Collateral (Credit Cards)
5. Deductions to Collateral (Credit Memos)      0             0
   (Inventory decreases or COGS)
6. Total Ending Collateral Balance              0             0              0                 0            0
7. Less Ineligible Collateral (Fixed)           0             0              0                 0
8. Less Ineligible Collateral (Variable)
9. Total Eligible Collateral                    0             0              0                 0            0
10. Advance Percentage                         85%            0%            50%               25%           0%
11. Collateral Value (Line 9 x 10)              0             0              0                 0            0
12. Reserves (Letters of Credit, etc.)                       (0)            (0)               (0)          (0)
13. Net Available to Borrow (Line 11 less 12)   0             0              0                 0            0         Credit Line
                                                                                                                       Limit
14. Maximum Advance Limit              12,000,000             0      5,000,000                 0            0          5,000,000
15. Maximum Borrowing Limit
   (Lesser of 13. or
   14.) Total Line Limit is ________.           0             0              0                 0            0                0
Each Column reflects activity through
(date)                                   01/07/00      01/07/00       01/07/00          01/07/00     01/07/00

    LOAN STATUS                                                                                                       TOTAL

16. Previous Loan Balance
    (Previous Report Line 19)
17. Less: A. Net Collections
    (Same as line 3)
          B. Adjustments
          C. Other
18. Add:  A. Request for Funds
          B. Return Items
          C. Other (Interest, Fees,
                Misc.)
19. New Loan Balance                            0                                                                            0
20. Letters of Credit Outstanding                                                                                           (0)
21. Availability not Borrowed
    (Line 15 less Lines 19 & 20)                                                                                             0


The undersigned hereby certifies to Bank One, Texas, N.A. ("Bank") that (a) the information provided herein is true, correct, complete and accurate, (b) Borrower is in compliance with all terms, covenants, conditions in the Loan and Security Agreement between Bank and Borrower and in each of the other Loan Documents and all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct as of the date hereof and after giving effect to any Advance requested on this date, and (c) no Default or Event of Default has occurred and is continuing.

BORROWER NAME:                 AUTHORIZED SIGNATURE:                    TITLE:


FOR BANK USE ONLY:   CHECKED BY:             APPROVED BY:               CONTROL:

                                   EXHIBIT B

                             COMPLIANCE CERTIFICATE

     This Compliance Certificate (this "CERTIFICATE") is executed and delivered pursuant to and in accordance with the provisions of that certain Loan and Security Agreement (the "LOAN AGREEMENT") dated as of January 7, 1999, between WHITE ELECTRONIC DESIGNS CORPORATION ("BORROWER"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION ("BANK"). All capitalized terms used in this Certificate, if not otherwise defined herein, shall have the respective meanings assigned to such terms under the Loan Agreement.

The undersigned hereby represents and warrants to Bank as follows:

1. Authority. The undersigned is the [president][chief financial officer] of Borrower.

2. Review. The undersigned has reviewed (a) the activities of Borrower during Borrower's fiscal period ending ______________, 200__ (the "SUBJECT FISCAL PERIOD"), (b) the financial condition of Borrower as of the last day of the Subject Fiscal Period, and (c) the Loan Agreement and all of the other Loan Documents.

3. Compliance. Based upon my review of the financial condition of Borrower and the other information and documents described in PARAGRAPH 2 above, Borrower
    (a) has observed, performed and fulfilled its obligations and covenants contained in the Loan Agreement and the other Loan Documents, and (b) no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred, the nature and status of such Default or Event of Default is described as follows:___________________
    __________________________________________________________________________
    __________________________________________________________________________
    __________________________________________________________________________

4. Financial Covenants. The financial information of Borrower that the undersigned has provided below demonstrates the Borrower's compliance with the financial covenants set forth in the Loan Agreement. All of such financial information is true and correct as of the last day of the Subject Fiscal Period (unless another date or a specific time period is stated). The Subsections specifically referenced below have been provided to identify the applicable provision in the Loan Agreement which covers the subject financial covenant. All financial covenants are calculated on a consolidated basis.


    (a) Maximum Liabilities to Tangible Net Worth. Permit the ratio of Borrower's consolidated total Liabilities to its consolidated Tangible Net Worth at any month end to be greater than 1.5 to 1.0.

    (A) Maximum ratio of Liabilities to Tangible Net
        Worth permitted under SECTION 9.1(a) of the Loan Agreement    1.5 to 1.0

    (B) Total Liabilities:                                            $_________

    (C) Net Worth                                                     $_________

     (D)  All intangible items, amounts due from Affiliates, employees and shareholders and all other items which should properly be
          treated as intangibles in accordance with GAAP                $______

     (E)  Tangible Net Worth (item (C) minus item (D)):                 $______

     (F)  Ratio of total Liabilities to Tangible Net Worth (total of
          item (B) above divided by item (C) above)                    __ to 1.0

     (b) Minimum Debt Service Coverage. Pursuant to SECTION 9.1(b) of the Loan Agreement, Borrower shall not permit, as of the last day of each fiscal quarter, the ratio of Borrower's consolidated Debt Service Coverage Ratio for the twelve consecutive months ending with such quarter end, to be less 1.25 to 1.0.

     (A)  Consolidated Net Income of Borrower                           $______

     (B)  Income Taxes                                                  $______

     (C)  Interest Expense                                              $______

     (D)  Depreciation and amortization expense                         $______

     (E)  Non-Financed Capital Expenditures                             $______

     (F)  Dividends paid on preferred stock                             $______

     (G)  Principal and interest paid on Funded Indebtedness            $______

     (H)  Debt Service Coverage Ratio [(A)+(B)+(C)+(D)-(E)-(F)/(G)]     $______

     (c) Tangible Net Worth. Pursuant to SECTION 9.1(c) of the Loan Agreement, the Borrower shall not permit the consolidated Tangible Net Worth of Borrower as of the end of any fiscal quarter to be less than $18,000,000 plus the sum of
(i) fifty percent (50%) of year to date Net Income, minus (ii) amounts paid to redeem preferred stock (not to exceed $3,000,000 in the aggregate for all periods), plus (iii) the amount of any additions to net worth generated by conversion of preferred stock.

     (A)  Tangible Net Worth (from item (a)(E) above)                    $______

     (B)  Fifty percent (50%) of year to date Net Income                 $______

     (C)  Amounts paid to redeem preferred stock                         $______

     (D)  Additions to net worth generated by conversion of
          preferred stock                                                $______

     (E)  Sum of (A)+(B)-(C)+(D)                                         $______

Dated: ______________________


                                            White Electronic Designs Corporation



                                            By: ________________________________
                                                 Hamid R. Shokrgozar, President

                                  SCHEDULE 4.2
                              CONDITIONS PRECEDENT


(1)      This Agreement;

(2)      The Notes;

(3) A certified copy of the articles of incorporation, and all amendments thereto, of Borrower and EDI, issued by the Secretary of State of the state of such Person's incorporation together with a certificate of existence and good standing for Borrower and EDI issued by the such Secretary of State or the Comptroller of such State, as appropriate;

(4)      A copy of the bylaws, and all amendments thereto, of Borrower and EDI;

(5) Certification of incumbency of all officers of Borrower and EDI, certifying the name and signature of each such officer;

(6) Corporate resolutions of Borrower and EDI duly adopted by Borrower's and EDI's respective Boards of Directors;

(7) Certification by each jurisdiction in which Borrower or EDI is qualified (or is required to be qualified) as a foreign corporation to transact business, to the effect that such Person is in good standing with respect to payment of franchise and similar taxes in such states;

(8) All financing statements required by Lender in connection with perfection of Lender's security interests in the Collateral and all termination statements and other amendments to financing statements required by Lender to make Lender's security interest in the Collateral a first priority (and only) security interest therein subject, however, to the Permitted Liens;

(9) Evidence of insurance in compliance with the requirements of this Agreement and such loss payable endorsements as may be required by Lender;

(10) Executed landlord's waivers and consents for each location leased by Borrower or EDI and a mortgagee's waiver for each location owned by Borrower or EDI;

(11) Evidence that Borrower has implemented administrative procedures reasonably satisfactory to Lender, including, but not limited to, matters relating to financial statements, receivable agings, inventory summaries, collections, borrowing base reporting, projections, and eligibility determination;

(12) A Schedule of Inventory, a Schedule of Accounts and a Schedule of Equipment, each prepared as of a recent date;

(13) Such Blocked Account Agreements as shall be required by the Lender duly executed by the applicable Collecting Bank and Borrower or EDI, as appropriate, together with such Lockbox agreements as Lender shall require;

(14) A Borrowing Base Certificate prepared as of the date hereof duly executed and delivered by the chief financial officer of Borrower;

(15) A letter from Borrower to Lender requesting the first advance under the Loan to Borrower and specifying the method of disbursement;

(16) Copies of all the financial statements referred to in SECTION 5.1 (k) and meeting the requirements thereof;

(17) A certificate of the President of Borrower stating that, to the best of his knowledge and based on an examination sufficient to enable him to make an informed statement, (a) all of the representations and warranties made or deemed to be made under this Agreement are true and correct as of the date hereof, both with and without giving effect to the Loans to be made at such time and the application of the proceeds thereof, and (b) no Default or Event of Default has occurred and is continuing;

(18)     Each of the other Loan Documents duly executed by the parties thereto;

(19)     An unlimited guarantee of EDI;

(20)     A Security Agreement executed by EDI;

(21) Satisfactory review by Lender of all licenses, contracts and contingent liabilities; and

(22) Such other agreements, documents, instruments, certificates and financing statements as Lender may require.

(23) After giving effect to the initial advance under the Revolving Loan, Borrower shall have availability of not less than $800,000.

(24)     All schedules to this Agreement.

(25) Certified copy of the amendment to Borrower's Articles of Incorporation changing its name from Bowmar Instrument Corporation to White Electronic Designs Corporation.

                                SCHEDULE 5.1 (a)
      JURISDICTIONS IN WHICH BORROWER IS QUALIFIED AS A FOREIGN CORPORATION




Arizona
Massachusetts
Indiana
California

                                SCHEDULE 5.1 (c)
                         CAPITAL STOCK AND SUBSIDIARIES




         White Electronic Designs Corp.
         As of December 29, 1999

                  Common Stock                           Shareholders of record

                                         15,991,303      Shares outstanding

                  Preferred Stock                        Shareholders of record

                                         118,606         Shares outstanding

                                SCHEDULE 5.1 (g)
                                      LIENS




                                      None

                                SCHEDULE 5.1(h)
                 INDEBTEDNESS FOR MONEY BORROWED AND GUARANTIES




                                      None

                                SCHEDULE 5.1 (i)
                                   LITIGATION

ITEM 3 LEGAL PROCEEDINGS

On April 25, 1996, the U.S. Attorney's Office for the State of Arizona undertook an investigation of certain aspects of White Microelectronics (a division of the Company) contracts with prime contractors with the Government. The investigation centered on the interpretation of certain Government contract specified testing requirements on incoming material. The Company is cooperating fully with the investigation. On March 13, 1998, the Company was notified by the U.S. Attorney's Office for the State of Arizona that it has closed its criminal investigation of White Microelectronics. The U.S. Attorney's office is now pursuing civil damages against the Company based on their findings from the investigation. The Company is currently discussing these claims with the U.S. Attorney's office and believes that the outcome will not have a material adverse effect on future operations. However, based on the information available, management believes disposition costs can be reasonably estimated. Therefore, an accrual adequate to cover these costs has been recorded in the financial statements.

                                SCHEDULE 5.1 (l)
                                      ERISA



401K - White Electronic Designs 401K Plan
Plan #777068
Aetna Retirement Services
151 Farmington Avenue
Hartford, CT 06156-7750

PENSION PLAN - Revised Pension Plan for Bargaining Unit Employees
At Its Fort Wayne, Indiana Plant

Administrator:          Buck Consultants
                        202 West Berry Street
                        Suite 700
                        Fort Wayne, IN 46802

Administrating Bank:    Bank One
                        P.O. Box 6167
                        IN1-0118
                        Indianapolis, IN 46206-6167

                        Account 2835551910

MEDICAL INSURANCE
Plan #166207
Great West Life Company
3131 E. Camelback Rd., Ste 310
Phoenix, AZ 85016

                                SCHEDULE 5.1 (o)
                             LOCATIONS OF INVENTORY




         3601 E. University Dr.
         Phoenix, AZ 85034

         One Research Dr.
         Westboro, MA

         8000 Bluffton Rd.
         Fort Wayne, IN

         Amertron Inc.
         Manila, Philippines

                                SCHEDULE 5.1 (p)
                             LOCATIONS OF EQUIPMENT



         3601 E. University Dr.
         Phoenix, AZ

         One Research Dr.
         Westboro, MA

         8000 Bluffton Rd.
         Fort Wayne, IN

                                SCHEDULE 5.1 (q)
                       LOCATION OF CHIEF EXECUTIVE OFFICE




         3601 E. University Drive
         Phoenix, AZ 85034

                                SCHEDULE 5.1 (r)
                         CORPORATE AND FICTITIOUS NAMES




                         White Electronic Designs Corp.
                            Electronic Designs Inc.

                                  SCHEDULE 7.6
                                 USE OF PROCEEDS

                                  SCHEDULE 9.4
                              EXISTING INDEBTEDNESS




           Lyon Credit Corp.                 $85,000

           Capital Associates                $36,000

           Bank One Leasing                  $15,000

           Inter-Tel                         $60,000

           Teradyne/Bank Boston Leasing      $50,000

                                  SCHEDULE 10.6
                        LIST OF TRADEMARKS, PATENTS, ETC.


Patent Number         Entitled                                 Issue Date

5,856,891             Electrical Socket for                    12/24/96
                      High Frequency Applications

5,910,885             Stacked Memory Module                    6/8/99

5,434,745             Stacked Silicone
                      Die Carrier Assembly                     7/18/95

Trademark
SN 75/205678          Dualithic
TM 2,079,692          PLASTIC PLUS                             7/15/97


Per Al Gulachenski - He has a second patent pending for the Stacked Memory Module. It is the second review stage at the U.S. PTO.

Per Dan Doyle - SPLR patent pending SUPER LOW REFLECTIVE Trademark "SPLR"